Exhibit 99.1

Company Name: STAAR Surgical Company (STAA)

Event: William Blair 43rd Annual Growth Stock Conference

Date: June 06, 2023

<<Margaret Kaczor, Analyst, William Blair>>

Good afternoon everyone. Thanks for coming out to the William Blair Growth Stock Conference. My name is Margaret Kaczor. I am the Research Analyst at William Blair, who covers STAAR Surgical. I am required to inform you that you can obtain a complete list of research disclosures or potential conflicts of interest at williamblair.com.

With that said, I'm pleased to introduce Tom Frinzi, CEO; and Patrick Williams, CFO of STAAR Surgical.

<<Thomas G. Frinzi, President and Chief Executive Officer>>

Sure. Thank you, Margaret, and good afternoon everyone again. My name is Tom Frinzi. I'm the CEO and Chair of STAAR Surgical. I'm joined by Patrick Williams, our CFO. And in the back room, Brian Moore, who is our Vice President of Investor Relations. I would direct you to our safe harbor regarding the forward-looking statements. And let me introduce STAAR to all of you by first introducing myself. I became the CEO in January of this year, having been on the board of STAAR since 2020 and having spent nearly 40 years in the field of surgical ophthalmology, so I'm very excited about the opportunity to lead this high growth organization.

Who is STAAR? It's pretty straightforward. We develop, we manufacture and we market a premium implantable contact lens that we refer to as an implantable Collamer Lens, which is our unique material. And our passion, our goal, our strategy for the business is really to become the first choice for doctors and patients seeking visual freedom. Clearly, our reach is global. We're in 75 countries with direct, hybrid and distributor relationships. And over the past five years, we've had a compounded annual growth rate of 32% with our strongest region in the Asia Pacific market.

What we do? We provide a proprietary lens technology to our customer, the ophthalmologist in terms of treating refractive error, in particular myopia or nearsightedness, through a very simple, straightforward procedure that takes about 20 minutes bilaterally. And as the schematic on the left demonstrates it is not a difficult procedure, but it's a delicate procedure because we place the implant behind the color part of your eye, the iris, and in front of the natural crystalline lens in an anatomical structure referred to as the sulcus. And that lens sits there quietly in terms of our demographic for 30, 40, up to 50 years until such time as the patient forms a cataract and then has to have it removed for ultimately cataract surgery. Our value proposition is pretty impactful, both from a doctor point of view and from a patient point of view. When you think about no capital investment, preserve the integrity and strength of the cornea, the outcomes from a quality of vision and quantity of vision are really best-in-class. The technology is removable if needed by a physician. And last but not least, our material Collamer is very biocompatible and very quiet in the eye.

Throughout my career, I believe two things make a successful company. One, do you have a large market opportunity? And two, does the technology work? And I think over the next several slides, you'll be able to determine that we, STAAR, check both those boxes highly well. We have a large market opportunity in front of us, not only for today, but tomorrow with 2 billion people suffering from myopia or nearsightedness. And market research would suggest that by the year 2050, there is going to be 5 billion people suffering from myopia. A little closer to home, here in the United States, a lot of people don't realize contact lens dropouts in this country every year, are six million patients or 12 million eyes. So, when you think about a relatively large market opportunity, one could suggest that the runway for our technology is very, very attractive. Today's refractive market is about 4.5 million procedures, where EVO controls about 12% of that market, up from about 3% just five years ago.

In terms of does the technology work? I think when you think about two million implants, over 200 clinical papers published, the fact that high patient satisfaction, 99.4% patients postoperatively happy with their procedure, the safety and the efficacy of our technology has been well established.

So, let me turn my attention to our financial performance. Over the past five years our performance in terms of top line growth speaks for itself and we remain committed and confident in continuing that trend.

According to market scope analysis in 2022, when compared to ophthalmic peers, be they big, small, public or private, clearly STAAR is outpacing competition. The gray bars refer to our total sales, the blue bars refer to ICL specific sales. And throughout 2022, per quarter, we continue to outpace the market.

But it's not just about top line growth. So this slide certainly demonstrates that we have a solid history of being fiscally prudent, and that will certainly continue under my tenure. We will utilize our strong balance sheet to invest wisely and stay focused on driving gross margin expansion above market operating margins, while maintaining top line sales growth.

So, you may be thinking why invest in STAAR? I think the simple answer is we perform. And when you look at this, it's a great chart to demonstrate that when you consider small to mid-cap public companies in the Med. device sector, there is only two that have driven 20 plus percent top line growth and GAAP earnings per share. And STAAR is one of those.

Another reason to invest with STAAR Surgical is the fact that there is very little meaningful competition. Our 20-year history, our first-mover advantage and our unique column or material has really created a mote around our business. Many have tried as the graphics on the right suggest but very few have succeeded. And STAAR continues to dominate this particular market segment.

Another reason is the market opportunity as you move down the diopter curve, is extremely, extremely attractive. STAAR has been very successful by going wide in the marketplace by treating the amount of high myopia that's out there. But as this slide suggests, the opportunity under eight diopters versus above eight diopters grows exponentially. We can increase our market opportunity 4x as we move down that diopter curve, and we're committed to doing that. Another reason to invest is certainly new geographies and products, and the newest geography we've entered into just in the last 12 months is this U.S. market.

And I know there's been a lot of questions about the U.S. market, and I think I'm here to tell you, where we need to be at this point in time. But the U.S. market is very unique. It's different than every other market we've gone into. And I think it's a question of when we hit that inflection point, not if we hit that inflection point and we're focused on doing the right things, both in terms of an investment point of view and surrounding our customers so we can go deep in customers as opposed to wide. But I think another reason is our product portfolio, and we're going to enter the presbyopic market and we're excited about that with EVO Viva, where we can begin to appeal to early presbyopic patients ages 45 to 55 in particular. That product is CE Mark currently. We've had a very small scale, very focused commercial effort in Europe as we've learned how to position the product appropriately.

And I think by the end of this year and going into 2024, you'll hear more about the excitement we feel about this product and entering the presbyopic market. We've also tried to be very smart about where we've made investments and we've been disciplined about where we're investing product and our money in our product. And I think there's three that make sense for us. One was creating patient awareness through the celebrity and influencers and the graphics on the right look to the Jonas Brothers relationship. Max Strus, who's a member of the Miami Heat that's in the NBA finals right now, I've told people earlier today that I think the reason why The Heat are in the finals is because of EVO.

Now, we can't claim that, but I'm convinced that that had something to do with it, because Max Strus is having the best year he is ever had and his three point average has certainly gone up. But Peyton List, another influencer and actress have all really helped in the United States build brand awareness, Seung Jeong in South Korea a very recognizable name in that marketplace. And our unaided awareness as we've made these kinds of investments and that market is up over 90%. In the U.S., through the use of the individuals that are U.S. focused. Our aided awareness is up to 34% from the mid to high-teens. So clearly the investment in patient awareness is working.

Secondly, we’ve increased our customer facing organization. We’ve invested in account executives, clinical application specialists, practice development, managers to really surround the customers, so we can go deeper in those accounts.

And last but not least, we’re measuring the return on those investments to ensure through Patrick and his organization that where we are spending money that investment is being rewarded. I think we’re developing a culture of high performance at STAAR Surgical, where we are getting all of our functions, be they commercial, be they operational, be they clinical, be they regulatory, or be they finance to really work together and focus on how do we continue to increase surge in confidence? How do we continue to increase our manufacturing capability and efficiency and create a company that’s easy to do business with.

Our Q1 results, again speak for themselves. Q1 results with 20%-plus growth and the outlook we issued on May 3 showing continued strong performance with ICL growth at 28%. So in summary, I would say there’s a myriad of reasons why you want to invest with STAAR. So I thank you for your time and attention. I know it’s late in the day, it’s been a long day for us, but we believe it’s our time. We believe it’s lens-based refractive surgeries time. And I hope for you – those of you that have not invested with us, we’ve piqued your interest such that it’s really maybe your time to consider STAAR.

So with that, thank you, and happy to take any questions.

Q&A

<Q – Margaret Kaczor>: Perfect. So obviously in the crowd, feel free to ask questions. We’ll repeat them on our end. So folks on the webcast will be able to hear them. But maybe just to start, Tom, I think one of the slides specifically talked about that it’s a matter of when not if that EVO becomes frankly bigger than it is in China, which I think is 25%.

<A – Thomas G. Frinzi>: Yeah, it’s approach, it’s really closer. The thing about China is that market continues to grow. So the 25% was based upon a market that was maybe about 1.1 million, 1,2 million. That market’s now up to 1.5 million procedures. So I think our share is probably right around 20% to 21%. But your point’s well taken. How long is it going to take us to get there in the U.S.?

<Q – Margaret Kaczor>: Yeah, bridge me from here to that.

<A – Thomas G. Frinzi>: Listen, I think it’s probably, when you think about China put it in context, when we first got into that market and started to see an inflection was 2016. So about late 2018, early 2019, roughly a 24-month period of time for us to really see the kind of adoption we see now in China. When you think about where we are in the U.S., we’re a little over one year post-approval, but I would submit to you that we really haven’t been in a launch mode until probably late fourth quarter of 2022. So maybe we’re six, seven, eight months into a launch mode. And I think another 18 to 24 months on top of that, end of 2024 into 2025. I think we’ll be in a position where we start to see the kind of adoption rate in this market that we have around the world.

<Q – Margaret Kaczor>: Okay. And then there was one slide that I think had the guidance rate range. So maybe Patrick for you, how do you think about the U.S. within that guidance range on a total company basis?

<A – Patrick F. Williams>: Sure. So we got the question, I think it was Slide 13 or 14, where – number one, we think of our overall company, right, global revenue for us. And so when – in the context of the slides we were showing from 2017 to 2023 and it’s our policy that we’re not going to update guidance centric quarter and is why we put up there as of May 3. And so the question I think we got that wasn’t necessarily in the slide deck is, well, what about the $30 million or approximately $30 million for the U.S. that you just asked? The response is the same as of May 3. It was approximately $30 million for the U.S., which adds up to the $348 million in totality. The company will of course adjust guidance up, down, keep it even as we deem appropriate. And normally that’s around our next earnings call.

<Q – Margaret Kaczor>: All right. Apparently people like hearing my questions, so we’ll keep going on this one.

<A – Thomas G. Frinzi>: They’re all tired, Marty. They’re all tired.

<Q – Margaret Kaczor>: We do have coffee outside. Okay. So maybe let’s talk a little bit on China, we’ll get back to the U.S. But what are you guys seeing on China, especially with some of the COVID cases and the rise that we’re seeing there?

<A – Thomas G. Frinzi>: Yeah. It’s interesting. Several weeks ago, as many of you know, some articles came out about a spike in COVID, obviously, because we have a high percentage of our revenue coming out of China. We certainly saw the impact in a negative way on our stock price. But we talked to China almost on a daily basis and quite frankly, we were surprised in our contacts and our leadership in China was equally surprised.

This was news two months ago. There was beginning to see spikes in COVID, but quite frankly, as I’ve told many of you that I met with during today, China has really embraced natural immunity. People got sick, people got better. And we don’t believe there’s really any material impact to what that new story suggested. We continue to see good in market sales, good activity from our leadership there. So I don’t want to say, it was much to do about nothing, but it certainly didn’t warrant the kind of reaction it received in this country.

<Q – Margaret Kaczor>: So as we think about China and COVID cases and the fact that you guys maybe had a little bit of a slowdown towards the end of last year to shut down in the country. Is there a bolus of cases that at some point we’ll come back? Or are you seeing kind of the same demand we had here post-COVID with vacations and travel and spending and so on?

<A – Thomas G. Frinzi>: Yeah. As I said, we’ve been very pleased with what we’re seeing in terms of in-market sales. China is probably averaging about 1,000 procedures a day, and that’s very similar to what they were pre-COVID. So, we feel good about China where it is. We said Q1 would be restorative. It was restorative. And we think as we lead into the high season in that particular market, our distributor partner – we have a hybrid setup in China where we have 70 people direct employees, and then we work with a distributor that’s more like a fulfillment house. So as we sell into the distributor and then they sell through to the marketplace Q2 should be strong, Q3 a lot of that inventory will be carried through. So that’s really the high season, and I think we’re very well prepared and excited about that.

<Q – Margaret Kaczor>: And then as it relates to competition, I think you also had a slide on that, which is great. Are you worried at all about the recent competitive entrance in the region? Are you hearing anything?

<A – Thomas G. Frinzi>: Yeah. Obviously you always want to be cognizant of competition coming or going. And I think, as I indicated, I think we have such a first mover advantage. Our Collamer material is so unique the way it works in the eye. We do see competition coming, so imitation a good form of flattery. But the early indications are those technologies are competing mainly on price. And clearly, the quality of the outcomes and the quantity of vision that they’re driving is not up to speed with EVO. So a physician may go away for a month and evaluate that, but ends up coming back to EVO. So right now, not of heavy concern, but we certainly monitor it.

<A – Patrick F. Williams>: Yeah. And I just wanted to go back to the question about the bolus and all that. And the comment that Tom made. I just want to make sure people understand when we say approximately 1,000 units a day, that number is higher than what it was a year ago, two years ago, and it’ll probably be higher next year. And so I know people are starting to do math in their heads and we just want to make sure that that’s an approximation. We expect that number to increase in the high season as we work through late June, July and August, which is really their busy season. So that would exceed 1,000 units a day. But I just want to make sure I clarify that for everyone.

<A – Thomas G. Frinzi>: See, you always need finance guys and investor relations guys to keep you honest.

<A – Patrick F. Williams>: Well, I just know that there’s some people out there that are listening to every single word.

<Q – Margaret Kaczor>: That’s great job security for everyone involved.

<A – Thomas G. Frinzi>: That’s right.

<Q – Margaret Kaczor>: Okay.

<A – Thomas G. Frinzi>: Any questions from the audience? Don’t let Margaret do all the work here. I know we’ve met with many of you. Good to see you.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: Yeah. Well, first and foremost, we invested in our people. We added, as I’ve said, more account executives, more practice development people, and more clinical applications people. So, we probably close to double the size of our customer facing organization in the U.S. And that’s happening, continues to happen up through this period of time. In terms of programs we’re certainly looking at a lot of different areas. We’re doing direct-to-consumer advertising that’s broadly based. But we’re looking at helping physicians consider office-based surgical build out suites. We’re certainly considering putting consignments in place to facilitate being more LASIK like in practices that commit the volume. And they all come at a cost. But we continue to look at, and one of the beauties of STAAR being so nimble.

We can react to the uniqueness of every customer, right? And every customer is different, whether it’s a setting of care question, whether it’s a pricing question, whether it’s a training question. And we have the resources to be able to react broadly as those come up. Because each individual practice is, is different. And that’s one of the uniqueness about this market compared to say, what we experienced in China. China, you have large eye hospitals that move a block of business. You don’t have that here in the United States. It’s a combination of high volume or high profile practices, low volume, low profile practices, and a lot of blocking and tackling. And that’s what we’re in the midst of doing.

<Q>: You also had a slide kind of on the diopter curve and going down that diopter curve. Is that something that’s new? Have you been able to see that in the field? What’s driving that addition?

<A – Thomas G. Frinzi>: Yeah, no, I think look at, when you look at the prevalence, doesn’t take a rocket scientist to say, God, if we can come down, particularly in this country. In Asia-Pacific, China in particular, there’s a, just given the demographics, there’s a disproportionate amount of high myopes. And we have been very successful in China, in a sense staying wide, right? Because there are many high myopes there. In the U.S. that prevalence isn’t quite as high. And as that data suggests, there’s a 4x opportunity when you go below eight or above eight. And again, slowly but surely, we come in, as I explain to many of you throughout the day, the gateway entry that most people think about EVO ICL and phakic lenses in general is thin corneas and high myopes, right? That’s how it’s been positioned in the marketplace.

In a sense, if you weren’t a good candidate for laser vision correction, then ICL was a very good alternative. It was safe, it was effective. But it was for those that I don’t feel comfortable doing laser vision correction on. And that certainly has been our gateway into a lot of practices. And as they do those eyes, they see those outcomes, staff gets excited. We’re beginning to see people start coming down from minus 10 to minus nine or minus nine to minus eight. And if it works on eight, why not try it on seven, et cetera, et cetera. Now, we do have some practices, some of the celebrities we’ve done were all relatively low myopes, minus three, minus fours, minus fives. That have done very well. In our pivotal trial in the U.S., 32% of the eyes we treated were between minus three and minus six.

So we know we have the clinical outcomes, the support that it’s getting customers comfortable moving that into the fabric of their practice because they’re so used to just the minus four walks in the door and they’re LVC candidate. What we’d like to see is that EVO goes into that conversation, and it’s not either or it’s an – and conversation. And we think as patients, perspective patients hear more and more about the benefits of EVO, maintain the integrity of the cornea, it can be removed, no dry eye, great quality and quantity of vision outcomes. They’re going to want to opt for a lens-based solution versus a corneal based solution.

<Q – Margaret Kaczor>: And maybe Tom, this is kind of a generalist audience, so maybe you can walk through why as a patient you would want to have a corneal solution versus a lens-based solution just…

<A – Thomas G. Frinzi>: Yeah. Again, I mean, laser vision correction has been around 20 plus years. It’s a great procedure throughout my career, and I’ve been in it a long time. As I mentioned, I’ve benefited personally, I’ve had LASIK 25 years ago. Professionally, I’ve run businesses where LASIK was a big part of our revenue generation. So I know it’s a good procedure. But certainly modifying the cornea versus going in the eye in a very controlled way and putting an implant in. You just don’t run the risk of dry eye. You don’t weaken the integrity of the cornea by removing tissue. And we are in an additive procedure as opposed to a subtraction procedure. And once you remove that tissue, you can never put it back. But we’re preserving the cornea for future innovation. And when you think about ophthalmology, it lives on innovation.

And every two to three years, there’s new technology coming out. So by maintaining the integrity of the cornea, we’ve made IOL power calculation that much easier when people are ready for cataract surgery. Once you’ve modified the cornea, most cataract surgeons will tell you getting the right IOL power then for power calculations for cataract surgery. It’s not impossible, but it becomes much more of a challenge. We eliminate all of that by using EVO ICL. So it's just at the end of the day, it's worthy of being in the conversation and just that LASIK has first mover advantage, it's been there for 20, 25 years, people have made a big investment in capital. So I think one of the other things that we see as low hanging fruit for us is the young ophthalmologist coming out of fellowship and train in residency that doesn't have the wherewithal to make the capital investment. They can become a refractive surgeon overnight by moving into a product and technology like EVO ICL, so.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: Yeah.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: The least, I'm sorry.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: From my perspective, the least understood about our journey, I think is that the difference between treating a minus 10 and a minus three is no different from a safety point of view, right? Whereas if you treat a minus 10 and a minus three with lasers, there's a big difference in terms of the safety profile. Is that misunderstood or maybe underappreciated might be the better way to look at that. Again I think we anticipated that the U.S. market would take more time. Certainly I did as a board member and as I moved into the operating role recognized that it wasn't going to happen overnight. And maybe that was a little bit different than, than what my predecessor felt. But she also did a wonderful job putting the company in the position that it's in, and I have the advantage of certainly carrying on that legacy, but also being in this industry for 40 years and understanding how to launch products.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: It's a pure cash play – pay, so there is no reimbursement.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: From a patient point of view, I'd say on the low end bilaterally, both eyes is probably $6,000 on the lowest end, the average is probably $8,000, $4,000 per eye, and the highest I've seen is in the $10,000 to $12,000 range, $5,000 to $6,000 per eye.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: Average age is probably 30 to 32. Our approval is I think 20 to 45 minus three up to minus 20.

<Q>: [Question Inaudible]

<A>: Yeah. Now, most ophthalmic practices offer patient financing, but yeah, when you’re talking about spending that kind of money, but when you put it in context, you’re providing just about a lifetime of vision. And certainly vision is such a precious sense, right? And to me you’re not going to go and look for the least expensive cardiovascular surgeon if you have a heart condition, right? I would argue vision, people fear losing vision more than just about anything. And to spend $5000 to $10,000 to have really good vision in our case for maybe 40 to 50 years of that young person’s life until they develop a cataract, seems to be a reasonable amount of money to spend. Sure.

<Q>: [Question Inaudible]

<A – Thomas G. Frinzi>: Yeah, we’ve done some analysis in that area, and certainly on a per patient profitability we are actually, depending on setting of care, it can vary a little bit. And what I mean by that is there’s probably three different versions. An ambulatory surgery center that’s open access that a surgeon goes to and is charged a facility fee, a surgeon owned ambulatory surgery center where he and she can dictate how much the facility fee they want to charge themselves or if they’re in an office based surgical suite. Office based surgical suite, probably the profitability is very high in the physician-owned ASC. It’s not quite as high, it’s just below. And in a open access fee is probably comparable to what laser vision correction is, right?

So the surgeon economics are reasonably favorable. And again, I’ve often thought that’s the third component. If a doc can make money, if it’s a big opportunity and the technology works, then it’s just about execution. And I think that’s what we’re about. We have to go out and execute in markets around the world. And we certainly have a history of doing that and I think we’ll continue to do that in the U.S. as well. It just is going to take us a little bit more time.

<<Margaret Kaczor, Analyst, William Blair>>

So, I have to apologize, we are out of time, but we will take this to the breakout. That is Jenny A. Thank you guys both.

<<Thomas G. Frinzi, President and Chief Executive Officer>>

Yeah. Thank you all. I appreciate it.